Exhibit 99.1

        Synagro Reports Fourth Quarter and Fiscal 2006 Results

                      Key Fourth Quarter Results


    HOUSTON--(BUSINESS WIRE)--March 1, 2007--Synagro Technologies, Inc. (NASDAQ:SYGR):

    --  Gross profit for the quarter totaled $18.1 million

    --  Net income for the quarter totaled $3.2 million

    -- Earnings before interest, taxes, depreciation and amortization totaled $16.7 million

    -- Adjusted earnings before interest, taxes, depreciation and amortization totaled $17.5 million

    Synagro Technologies, Inc. (NASDAQ:SYGR), (the "Company") announced today its results of operations for the three and twelve months ended December 31, 2006.

    Commenting on the results of the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr., stated, "We are pleased with our fourth quarter results which include improved results from ongoing operations. Our revenue for the quarter, excluding design build construction revenue, increased 8.3 percent to $89.0 million, including a $5.2 million increase in our contract revenues and a $2.0 million increase in event revenues. Design build revenues decreased $7.6 million compared to the prior year quarter due to the substantial completion of the Honolulu dryer facility."

    "Operating income for the quarter totaled $10.7 million compared to $8.6 million reported in the same period last year. Net income for the quarter totaled $3.2 million compared to a loss of $0.5 million reported in the same period last year. Our earnings before interest, taxes, depreciation and amortization for the quarter totaled $16.7 million compared to $14.3 million reported in the same period last year. Our Adjusted EBITDA increased to $17.5 million for the quarter from $15.1 million reported in the same period last year."

    "During the quarter we substantially completed construction of the Kern composting facility which commenced operations in December 2006. We also made significant progress on the Woonsocket incinerator project which is now substantially complete and expected to start operations in this quarter. Together, these two projects are expected to generate in excess of $14.0 million of annual operating revenue in 2007."

    Definitive Merger Agreement

    On January 29, 2007, the Company announced that it had entered into a definitive merger agreement to be acquired by The Carlyle Group ("Carlyle") in a transaction with a total enterprise value, including the assumption of debt, of $772 million. Under the terms of the merger, Carlyle will acquire all of the outstanding shares of the Company for $5.76 per share in cash, representing a 28.6% premium based upon the Company's closing share price on January 26, 2007.

    Further information regarding the proposed merger can be found in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on January 29, 2007 and the Company's preliminary proxy statement filed with the SEC on February 13, 2007. The proposed merger is subject to the approval of the definitive merger agreement by the Company's stockholders and the satisfaction of other closing conditions. The board of directors of the Company has unanimously approved the merger agreement and recommended that the Company's stockholders approve and adopt the merger agreement and approve the merger.

    A special meeting of the Company's stockholders has been scheduled for March 29, 2007 to vote on the approval of the merger. Stockholders of record on February 23, 2007 are entitled to vote at the special meeting.

    December 31, 2006 - Fourth Quarter Financial Results

    Revenue for the quarter ended December 31, 2006 decreased $0.8 million or 1.0 percent to $89.2 million from $90.0 million in the comparable period last year. Contract revenues increased $5.2 million due primarily to a $1.8 million increase in revenue from a long term cleanout project, a $1.9 million increase in revenues from new facility projects, including the Central Valley compost, Providence Soils dewatering and Honolulu dryer facilities, and other volume changes. Event revenues increased $2.0 million due primarily to revenue generated on several large lagoon clean-out projects and other volume changes. Design build construction revenues decreased $7.6 million primarily due to the decrease in construction revenue from the Honolulu dryer facility project and other construction projects that were substantially completed last year.

    Gross profit for the quarter ended December 31, 2006 increased by $2.6 million to $18.1 million compared to $15.5 million in the comparable quarter last year. Gross profit margins increased to 20.3 percent for the quarter ended December 31, 2006 compared to 17.2 percent in the comparable quarter last year due to the positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work.

    Operating income for the quarter ended December 31, 2006 increased $2.1 million to $10.7 million compared to $8.6 million in the comparable quarter last year due to the $2.6 million increase in gross profit described above partially offset by a $0.5 million increase in general and administrative expense. The increase in general and administrative expense includes $0.3 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006 (which requires that beginning in 2006 the Company expense the fair value of employee stock options over the related service period).

    Pre-tax income for the quarter ended December 31, 2006 increased $1.7 million to $5.4 million compared to $3.7 million reported in the fourth quarter of 2005 due to the $2.1 million increase in operating income described above partially offset by a $0.4 million increase in other expense. Other expense increased due to higher interest expense related to an increase in market interest rates.

    Provision for income taxes decreased to $2.2 million in the fourth quarter of 2006 from $4.2 million in the fourth quarter of 2005. The effective tax rate for the fourth quarter of 2006 was approximately 40 percent compared to 115 percent in the same period in 2005. The Company's tax provision in the fourth quarter of 2005 related to a legal entity restructuring to simplify federal and state tax compliance requirements. As a result of the restructuring, the Company increased its net deferred tax liability for state statutory rates related to temporary differences. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.

    Net income applicable to common stock totaled $3.2 million, or $0.04 per diluted share, for the quarter ended December 31, 2006 compared to a loss of $0.5 million, or $(0.01) per diluted share, for the same period in 2005.

    Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter ended December 31, 2006, totaled $16.7 million compared to $14.3 million in the comparable quarter last year. EBITDA adjusted to exclude share based compensation expense, transaction costs and expenses and derivatives mark to market adjustments (Adjusted EBITDA), totaled $17.5 million in the fourth quarter of 2006 compared to $15.1 million in the fourth quarter of 2005. The Adjusted EBITDA for the fourth quarter of 2005 also excludes Sarbanes Oxley implementation costs. See Note B to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are useful financial measures and for a reconciliation of net income (loss) applicable to common stock to EBITDA and Adjusted EBITDA.

    December 31, 2006 - Year to Date Financial Results

    Revenue for the year ended December 31, 2006 increased $7.8 million or 2.3 percent to $345.8 million from $338.0 million in the prior year. Contract revenues increased $16.7 million due primarily to a $7.0 million increase in revenue from new facilities, including the Central Valley compost, Providence Soils dewatering and Honolulu dryer facilities, a $2.6 million increase related to a disposal contract that started in the third quarter of 2005, a $3.6 million increase related to a long-term cleanout project, and other volume changes. Event revenues increased $15.4 million due primarily to $3.2 million of emergency digester clean-out work, $3.1 million of soil disposal work, a $1.1 million increase in revenue generated on a large clean water lagoon clean-out project that is being completed over a two year period, $7.5 million on several other large lagoon clean-out projects, and other volume changes. Design build construction revenues decreased $23.5 million primarily due to the decrease in construction revenue from the Honolulu dryer facility and other construction projects that have been substantially completed.

    Gross profit for the year ended December 31, 2006 increased $4.1 million to $66.3 million compared to $62.2 million in the prior year. Gross profit margins increased to 19.2 percent for the year ended December 31, 2006 compared to 18.4 percent in the prior year due to the positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, partially offset by expected higher fuel costs, an increase in repairs and disposal costs, higher insurance claims, and a $1.4 million increase in depreciation expense.

    Operating income for the year ended December 31, 2006 increased $3.1 million to $34.7 million compared to $31.6 million in the prior year. The increase in operating income is primarily due to the $4.1 million increase in gross profit described above, an $8.0 million decrease in transaction costs and expenses and stock option redemptions and bonuses, partially offset by a $6.7 million increase in general and administrative expense and a $2.4 million decrease in gain on asset sales. The increase in general and administrative expense is primarily due to $2.7 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006, $0.9 million of costs related to the completion of the 2005 audit, including the external audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, a $1.4 million favorable litigation reserve adjustment that occurred in the second quarter of 2005, $0.3 million of severance costs related to changes in regional management, and an increase in commissions and other charges.

    Pre-tax income for the year ended December 31, 2006 increased $23.6 million to $13.6 million from a loss of $10.0 million reported for the year ended 2005 due to the $3.1 million increase in operating income described above, a $19.5 million decrease in debt extinguishment costs related to a significant debt and equity offering that occurred in the second quarter of 2005 (the "Recapitalization"), and a $0.9 million decrease in interest expense due to lower cost of debt after the Recapitalization.

    Provision for income taxes for the year ended December 31, 2006 increased from a benefit of $0.3 million to a provision of $5.6 million in 2006. The effective tax rate for the year ended 2006 was approximately 41 percent compared to 3 percent in the same period in 2005. The increase in the effective tax rate is primarily related to one time provisions in the prior year for deferred taxes related to an increase in the expected statutory rates that will be applied when temporary differences turn in future periods following a legal entity restructuring, and a tax issue identified during a tax audit related to net operating loss carryforwards that has been fully reserved. Additionally, the permanent differences for state taxes, meals and entertainment and similar items that are not deductible for federal purposes reduced the benefit recognized in 2005 because in 2005 the Company reported a loss. The Company's tax provision is principally a deferred tax provision that will not significantly impact cash flow since the Company has significant tax deductions in excess of book deductions and net operating loss carryforwards available to offset future taxable income.

    Net income applicable to common stock for the year ended December 31, 2006 totaled $8.0 million, or $0.10 per diluted share, compared to a loss of $19.2 million, or $(0.40) per share, for the same period in 2005. There were no preferred stock dividends in 2006 as all outstanding preferred stock was retired in connection with the Recapitalization in the second quarter of 2005.

    EBITDA for the year ended December 31, 2006, totaled $57.8 million compared to $34.0 million in the prior year. Adjusted EBITDA totaled $61.6 million for the year ended December 31, 2006, compared to $61.1 million for the year ended December 31, 2005. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.

    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than in the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected periods.

    A reconciliation of all non-Generally Accepted Accounting
Principles financial information disclosed herein is included in the notes to the attached financial statements.

    About the Proposed Merger

    In connection with the proposed merger and required stockholder approval, the Company has filed a preliminary proxy statement with the SEC. The Company will file a definitive proxy statement with the SEC, which proxy statement will be mailed to the stockholders of Synagro when it becomes available. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SYNAGRO'S DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed by the Company at the SEC's web site at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to, if by mail, Synagro Technologies, Inc., Attn:
Investor Relations Department, 1800 Bering, Suite 1000, Houston, TX 77057, or if by telephone, Synagro Technologies, Inc., Investor Relations Department, 713-369-1700.

    The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger, information regarding the interests of such directors and executive officers was included in the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the SEC on April 28, 2006, and information concerning all of the Company's participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC's website at www.sec.gov and from the Company by directing such request to, if by mail, Synagro Technologies, Inc.,
Attn: Investor Relations Department, 1800 Bering, Suite 1000, Houston, TX 77057, or if by telephone, Synagro Technologies, Inc., Investor Relations Department, 713-369-1700.

    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves more than 600 municipal and industrial water and wastewater treatment accounts with operations in 33 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risks associated with the uncertainty as to whether the proposed merger will be completed; the failure to obtain Synagro stockholder approval of the merger; the inability to obtain or meet specific conditions imposed for applicable regulatory approvals relating to the proposed merger; the failure of either party to meet the closing conditions set forth in the merger agreement; the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operations. Other factors are discussed in our periodic filings with the Securities and Exchange Commission.


                      Synagro Technologies, Inc.
                Consolidated Statements of Operations
                For the Three Months Ended December 31
            (dollars in thousands, except per share data)
                             (unaudited)

                                            2006            2005
                                       --------------- ---------------
Revenue                                $89,190  100.0% $90,020  100.0%
Cost of services (including
 depreciation)                          71,087   79.7%  74,547   82.8%
                                       -------- ------ -------- ------
   Gross profit                         18,103   20.3%  15,473   17.2%

General and administrative expenses
 (includes $0.6 million and $0.3
 million of share based compensation
 expense in 2006 and 2005,
 respectively)                           7,491    8.4%   6,975    7.8%
Transaction costs and expenses             (29) (0.0)%      --     --%
Gain on sale of assets                     (98) (0.1)%     (79) (0.1)%
Amortization of intangibles                 23    0.0%      20    0.0%
                                       -------- ------ -------- ------
   Income from operations               10,716   12.0%   8,557    9.5%

Interest expense, net                    5,405    6.0%   4,978    5.5%
Other (income) expense, net               (109) (0.1)%     (87) (0.1)%
                                       -------- ------ -------- ------
   Other expense, net                    5,296    5.9%   4,891    5.4%
                                       -------- ------ -------- ------
Income before provision for income
 taxes                                   5,420    6.1%   3,666    4.1%
Provision for income taxes               2,189    2.5%   4,215    4.7%
                                       -------- ------ -------- ------
Net income (loss)                       $3,231    3.6%   $(549) (0.6)%
                                       ======== ====== ======== ======

Earnings (loss) per share (Note A):
   Basic                                 $0.04          $(0.01)
                                       ========        ========
   Diluted                               $0.04          $(0.01)
                                       ========        ========


Depreciation and amortization           $5,842    6.6%  $5,704    6.3%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note B)                   $16,667   18.7% $14,348   15.9%
Adjusted EBITDA (Note B)               $17,498   19.6% $15,059   16.7%

    Note A: The following summarizes reported basic and diluted earnings per share for the three months ended December 31, 2006, and 2005 (dollars in thousands, except share data):

                                                  2006        2005
                                               ----------- -----------
Basic earnings (loss) per share:
----------------------------------------------
  Net income (loss) applicable to common stock     $3,231       $(549)
                                               =========== ===========

  Earnings (loss) per share -- basic                $0.04      $(0.01)
                                               =========== ===========

  Weighted average shares outstanding          77,453,003  72,580,785
                                               =========== ===========

Diluted earnings (loss) per share:
----------------------------------------------
  Net income (loss) applicable to common stock     $3,231       $(549)
                                               =========== ===========

  Earnings (loss) per share -- diluted              $0.04      $(0.01)
                                               =========== ===========

  Diluted shares outstanding                   78,833,259  73,572,646
  Less: Antidilutive effect of common stock
   equivalents                                         --     991,881
                                               ----------- -----------
                                               78,833,259  72,580,765
                                               =========== ===========

    Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income applicable to common stock by the total of the weighted average number of common shares outstanding for the period, and other common stock equivalents for options outstanding determined using the treasury stock method ("Diluted shares outstanding").

    Note B: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income (loss) applicable to common stock to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                  Three Months Ended
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------

   Net income (loss) applicable to common stock     $3,231      $(549)
       Interest expense, net                         5,405      4,978
       Provision for income taxes                    2,189      4,215
       Depreciation and amortization                 5,842      5,704
                                                 ---------- ----------
   EBITDA                                           16,667     14,348
       Derivatives mark to market adjustments          214         --
       Share based compensation expense                646        253
       Sarbanes Oxley implementation costs              --        458
       Transaction costs and expenses                  (29)        --
                                                 ---------- ----------
   Adjusted EBITDA                                 $17,498    $15,059
                                                 ========== ==========


                      Synagro Technologies, Inc.
                Consolidated Statements of Operations
                    For the Year Ended December 31
            (dollars in thousands, except per share data)
                             (unaudited)

                                      2006                2005
                               ------------------- -------------------
Revenue                        $345,806     100.0% $338,004     100.0%
Cost of services (including
 depreciation)                  279,554      80.8%  275,779      81.6%
                               --------- --------- --------- ---------
   Gross profit                  66,252      19.2%   62,225      18.4%

General and administrative
 expenses (includes $2.7
 million and $0.3 million of
 share based compensation
 expense in 2006 and 2005,
 respectively)                   31,385       9.1%   24,733       7.3%
Transaction costs and expenses      287       0.1%    1,517       0.4%
Stock option redemptions and
 transaction bonuses                 --        --%    6,805       2.0%
Gain on sale of assets             (257)    (0.1)%   (2,659)    (0.7)%
Amortization of intangibles         123       0.1%      238       0.1%
                               --------- --------- --------- ---------
   Income from operations        34,714      10.0%   31,591       9.3%

Interest expense, net            20,995       6.1%   22,290       6.6%
Debt extinguishment costs            --        --%   19,487       5.8%
Other (income) expense, net         131       0.0%     (203)    (0.1)%
                               --------- --------- --------- ---------
   Other expense, net            21,126       6.1%   41,574      12.3%
                               --------- --------- --------- ---------
Income (loss) before provision
 for income taxes                13,588       3.9%   (9,983)    (3.0)%
Provision (benefit) for income
 taxes                            5,585       1.6%     (333)    (0.1)%
                               --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends        8,003       2.3%   (9,650)    (2.9)%
                                         =========           =========
Preferred stock dividends
 (Note A)                            --               9,587
                               ---------           ---------
   Net income (loss)
    applicable to common stock   $8,003            $(19,237)
                               =========           =========

Earnings (loss) per share
 (Note B):
   Basic                          $0.11              $(0.40)
                               =========           =========
   Diluted                        $0.10              $(0.40)
                               =========           =========

Depreciation and amortization   $23,211       6.7%  $21,667       6.4%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA") (Note
 C)                             $57,794      16.7%  $33,974      10.1%
Adjusted EBITDA (Note C)        $61,559      17.8%  $61,138      18.1%

    Note A: The Company's preferred stock accrued at an eight percent dividend per annum through June 21, 2005. On June 21, 2005, the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $9,587,000 (including $4.4 million of accretion on June 21, 2005 related to the conversion of preferred stock to common stock), of which $3,874,000 represents the eight percent dividend (noncash) and the remainder represents accretion of preferred stock and amortization of issuance costs.

    Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                                     Year Ended
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Basic earnings (loss) per share:
----------------------------------------------
   Net income (loss) before preferred stock
    dividends                                      $8,003     $(9,650)
   Preferred stock dividends                           --       9,587
                                               ----------- -----------
   Net income (loss) applicable to common
    stock                                          $8,003    $(19,237)
                                               =========== ===========

   Net earnings (loss) per share -- basic           $0.11      $(0.40)
                                               =========== ===========

   Weighted average shares outstanding         75,763,943  47,725,820
                                               =========== ===========

Diluted earnings (loss) per share:
----------------------------------------------
   Net income (loss) before preferred stock
    dividends                                      $8,003     $(9,650)
      Preferred stock dividends                        --       9,587
                                               ----------- -----------
   Net income (loss) applicable to common
    stock                                          $8,003    $(19,237)
                                               =========== ===========

Diluted earnings (loss) per share, as
 calculated                                         $0.10      $(0.20)
Less: Antidilutive effect of dividends and
 common stock equivalents                              --       (0.20)
                                               ----------- -----------
Diluted earnings (loss) per share, as reported      $0.10      $(0.40)
                                               =========== ===========

   Diluted shares outstanding                  76,722,671  68,492,683
                                               ===========
   Less: Antidilutive effect of common stock
    equivalents                                            20,766,863
                                                           -----------
                                                           47,725,820
                                                           ===========

    Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2005, and other common stock equivalents for options outstanding determined using the treasury stock method ("Diluted shares outstanding").

    Diluted EPS for the year ended December 31, 2005, has been adjusted to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

    Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                       Year Ended
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Revenue

Net income (loss) before preferred stock dividends   $8,003   $(9,650)
   Interest expense, net                             20,995    22,290
   Provision (benefit) for income taxes               5,585      (333)
   Depreciation and amortization                     23,211    21,667
                                                   --------- ---------
EBITDA                                               57,794    33,974
   Derivatives mark to market adjustments               756      (162)
   Debt extinguishment costs                             --    19,487
   Transaction costs and expenses                       287     1,517
   Sarbanes Oxley implementation costs                   --       690
   Stock option redemptions and transaction
    bonuses                                              --     6,805
   Share based compensation expense                   2,722       253
   Litigation reserve adjustment                         --    (1,426)
                                                   --------- ---------
Adjusted EBITDA                                     $61,559   $61,138
                                                   ========= =========

    CONTACT: Synagro Technologies, Inc., Houston
             President and CEO
             Robert C. Boucher, Jr., 713-369-1700